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                                                            Exhibit 2

STATE OF SOUTH CAROLINA   )
                          )              FIFTH AMENDMENT
COUNTY OF RICHLAND        )


     THIS AMENDMENT, made as of the 25th day of May, 1994, by COLONIAL COMPANIES, INC., (the "Company"),

          WITNESSETH:

          WHEREAS, the Company maintains the Colonial Companies, Inc. Security Saver Plan as amended and restated as of January 1, 1989
(the "Plan") for the benefit of its eligible employees; and

          WHEREAS, the Plan has not been amended to comply with the Unemployment Compensation Amendments of 1992 and the Omnibus Budget Reconciliation Act of 1993 and the Company has been advised that certain changes are necessary to comply with this legislation; and

         WHEREAS, in the opinion of the Board of Directors, the provisions of the Plan should be amended so as to grant credit for certain service with UNUM Corporation for participation and vesting purposes under this Plan to employees who transfer from UNUM Corporation to the Company; and

         WHEREAS, in Section 12.1 of the Plan, the Company reserved the right by action of its Board of Directors to amend the Plan;


         NOW, THEREFORE, for the purposes aforesaid, the Company covenants and agrees that the Plan shall be amended as follows:

1. Effective January 1, 1994, Section 2.1(c) shall be deleted and the following inserted in its place:

       (c) Adjusted Compensation. Adjusted Compensation shall mean the total earnings paid to a Participant by the Company during a Plan Year reported or reportable on U.S. Treasury Department Wage and Tax Statement Form W-2 or other similar form required for such purposes, and increased by any amounts excluded from income pursuant to Sections 125, 402(a)(8) and 402(h)(1)(B) of the Code.
      Adjusted Compensation for each Employee in excess of the limit prescribed in Section 401(a)(17) of the Code ($150,000 as adjusted by any cost of living adjustment) shall not be recognized.

2. Effective January 1, 1994, the second paragraph of Section 2.1(n) shall be deleted and the following inserted in its place:

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        Compensation for each Employee in excess of the limit prescribed in
    Section 401(a)(17) of the Code ($150,000 as adjusted by any cost of living adjustment) shall not be recognized.


3. Effective June 1, 1994, Section 3.1 shall be deleted and the following inserted in its place:

            3.1 Date of Participation. (a) Each Employee shall be eligible to participate on the Entry Date coincident with or next following the date that the Employee has completed one Year of Eligibility Service and has attained age 21, provided such Employee continues to be paid on a salaried basis and is not entitled to receive any form of vested commissions as defined by the Company (except regional, managing regional and zone directors).

    (b) The following rules will be applied for determining eligibility to participate under this section to Employees who transfer to the Company from UNUM Corporation: (1) "Hours of Service" shall include each hour for which an Employee was paid, or entitled to payment, for the performance of duties with UNUM Corporation or the Company during the applicable computation period; (2) "Year of Eligibility Service" shall be determined using both UNUM Corporation and the Company as the employer; and (c) "Severance from Service" shall be determined by using both UNUM Corporation and the Company as the Employer.

4. Effective January 1, 1994, Section 4.5(b)(1)(A) shall be deleted and the following inserted in its place:

      (A) The combined actual deferred ratio for the family group (which shall be treated as one Highly Compensated Employee) shall be determined by aggregating Tax-Deferred Contributions and Adjusted Compensation of all eligible Family Members (including Highly Compensated Employees). However, in applying the limit contained in Section 401(a)(17) of the Code to Adjusted Compensation, Family Members shall include only the affected Employee's spouse and any lineal descendants who have not attained age 19 before the close of the Plan Year.

5. Effective January 1, 1994, Section 4.10(b)(1)(A) shall be deleted and the following inserted in its place:

(A) The combined actual contribution ratio for the family group (which shall be treated as one Highly Compensated Employee) shall be determined by aggregating Company Matching Contributions and Adjusted Compensation of all eligible Family Members (including Highly Compensated Employees). However, in applying the limit contained in Section 401(a)(17) of the Code to Adjusted Compensation, Family Members shall include only the affected employee's spouse and any lineal descendants who have not attained age 19 before the close of the Plan Year.

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6. Effective June 1, 1994, Section 7.3(c)(2) shall be deleted and the following inserted in its place:

   (2) Hours of Service with the Company will include service with any Affiliate for the period in which the companies are related. Notwithstanding the previous sentence, Hours of Service with the Company will include all service with UNUM Corporation. Service will also be counted for organizations that are part of an affiliated service group under Section 414(m) of the Code. For purposes of vesting, subject to the exceptions of Section 411(a)(4) of the Code, any service with a predecessor company will be credited toward an Employee's Years of Service.

7. Effective January 1, 1993, Article 7 is amended by inserting a new Section
7.9 which shall read:

   7.9 Direct Rollover. (a) For distributions made after December 31, 1992, a Participant may elect, at the time and in the manner prescribed by the Retirement Committee, to have any portion of his Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Participant in his direct rollover designation. For purposes of this subsection, a Participant includes a Participant's surviving spouse and the Participant's spouse or former spouse who is an alternative payee under a qualified domestic relations order.

(b) The following definitions apply to this subsection: F

    (1) Eligible Rollover Distribution. An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Participant, except an Eligible Rollover Distribution does not include: any distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's designated beneficiary, or for a specific period of ten years or more; any distribution to the extent required under Code 401(a)(9); and the portion of any distribution which is not includable in gross income (determined without regard to the exclusion of net unrealized appreciation with respect to employer securities).

    (2) Eligible Retirement Plan. An Eligible Retirement Plan is an individual retirement account described in Code 408(a), an individual retirement annuity described in Code 408(b), an annuity plan described in Code 403(a), or a qualified trust described in Code 401(a) which accepts the Participant's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

8. Effective June 1, 1994, Article 7 is amended by inserting a new Section
7.10 which shall read:

    7.10 Waiver of Thirty (30) Day Notice Period. (A) If a distribution is one to which sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under section 1.411(a)c11(c) of the Income Tax Regulations is given, provided that:

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          (1) the Retirement Committee or its designee clearly informs the
          Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

          (2) the Participant, after receiving the notice, affirmatively elects a distribution.

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IN WITNESS WHEREOF, the Company has caused the amendment to be executed by their duly authorized officers as of the date and year first above written.


WITNESSES:                                COLONIAL COMPANIES, INC.

                                          By:  /s/  James F. Orr III
/s/  L. Kennedy Boggs                         James F. Orr III
     L. Kennedy Boggs
     Secretary                                President
                                              (Title)

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